Option Agreement

Made and entered into in Tel-Aviv on 1 February 2006

By and between: **Direct Capital Investment Ltd.**
Company No. 52-003386-1
A public company duly registered in Israel
of 52 Menachem Begin Street, Tel-Aviv 67137
(hereinafter: the "**Company**")

of the first part;

And: **Jonathan Ilan Ofir**, I.D. 058673773
c/o: Adv. Doron Elkayam
of 52 Menachem Begin Street, Tel-Aviv 67137
(hereinafter: the "**Ilan Ofir**")

of the second part;

Whereas the Company entered into an agreement on 1 February 2006 with Uri Rosin and Gunter Frantz, concerning the sale of 28,350,000 shares of DCI USA Inc., whose securities are traded on the Bulletin Board in the United States (hereinafter: the "**Subsidiary**" and the "**Share Sale Agreement**", respectively); and

Whereas one of the conditions for selling the shares under the Share Sale Agreement, is the parties' execution of this Agreement, according to which each of the parties shall be entitled to compel the other party to purchase or sell, as the case may be, the balance of the Company's shares in the Subsidiary, namely 3,150,000 shares (hereinafter: the "**Remaining Shares**"), in such manner that following such sale, the Company shall no longer hold shares in the Subsidiary, all the foregoing on the terms set out in this Agreement below;

Therefore, it has been warranted, stipulated and agreed by the parties as follows:

1. **Preamble, appendices and headings**

   1.1 The preamble and the Appendices to this Agreement constitute an integral part hereof.

   1.2 The headings of the sections herein have been given strictly for purposes of convenience of reference; they are not part of this Agreement and neither shall they be used for any interpretative purposes.

2. **The Put Option**

Ilan Ofir hereby grants the Company a Put option, in terms of which the

Company shall be entitled to compel him to purchase all the Remaining Shares from it (hereinafter: the "**Put Option**"), on the following terms:

2.1 The Put Option grants the Company a right to compel Ilan Ofir to purchase all the Remaining Shares from it, in consideration for payment in cash equal to the product which is arrived at by multiplying the total number of Remaining Shares by a price per share equal to $0.04127 and in total, $130,000 (hereinafter: the "**Consideration for Exercising the Put Option**").

2.2 The Put Option shall enter into force commencing from 31.12.2007, until 30.6.2008 (hereinafter: the "**Term of the Put Option** ") and shall be exercisable during the Term of the Put Option, in relation to <u>all</u> the Remaining Shares (and not part of them).

2.3 If and to the extent the Company decides to exercise the Put Option, it shall be obliged to provide written notice thereof to Ilan Ofir (hereinafter: the "**Notice of Exercising the Put Option** ").

2.4 Where the Notice of Exercising the Put Option has been given, the parties shall meet within 30 days (hereinafter: the "**Date of Closing**") of the date of the Notice of Exercising the Put Option, for purposes of concluding the sale transaction and on this date, the Company shall sell the Remaining Shares to Ilan Ofir and the parties shall carry out all the following acts:

2.4.1 Ilan Ofir shall pay the Company Consideration for Exercising the Put Option, in full, by bank cheque or by wire, to the bank account instructed by the Company;

2.4.2 The parties shall sign the share transfer deed in respect of the Remaining Shares, in the format as required under the Subsidiary's articles of association.

2.5 Notwithstanding the foregoing, insofar as Ilan Ofir fails to pay the Consideration on the date of exercise, the Company shall be entitled, but not obliged, to execute a transfer of the shares to Ilan Ofir, by means of the parties signing the share transfer deed, and in such event, Ilan Ofir shall be the owner of the Remaining Shares, commencing from the date of exercise, without derogating from the Company's right under any law and/or agreement to adopt all means towards collecting the Consideration for Exercising the Put Option.

As security for the foregoing and for what was stated in section 3.5 below, Ilan Ofir shall sign, on the occasion of signing this Agreement, as transferee, on a share transfer deed, in the form attached hereto as **<u>Appendix 'A'</u>** and shall deposit such transfer deed with Yigal Arnon & Co., Advocates (hereinafter: the "**Trustee**"). The Trustee shall release the share transfer deed to the Company in any case in which notice is received from the Company, according to which it has exercised the Put Option and the Consideration for Exercising the Put Option was not paid

to the Company, in full, in accordance with the provisions hereof.

The parties waive, by signing this Agreement, all arguments and/or claims against the Trustee in respect of holding the share transfer deed and/or the releasing thereof to the Company, as aforesaid.

3. **The Call Option**

The Company hereby grants Ilan Ofir a Call Option, according to which Ilan Ofir may compel the Company to sell him all the Remaining Shares, during the Term of the Call Option, as defined below, (hereinafter: the "**Call Option**"), on the following terms:

3.1 The Call Option grants Ilan Ofir a right to compel the Company to sell and transfer to him all the Remaining Shares, in consideration for payment in cash, equal to the product which is arrived at by multiplying the total number of Remaining Shares by a price per share equal to $0.1238 and in total, approx. $390,000, without the addition of interest or linkage (hereinafter: the "**Consideration for Exercising the Call Option**").

3.2 The Call Option may be exercised commencing from the date of signing this Agreement and up until 30.6.2008 (hereinafter: the "**Term of the Call Option** ") and shall be exercisable in relation to all the Remaining Shares.

3.3 If and to the extent Ilan Ofir shall decide to exercise the Call Option, he shall be obliged to provide written notice thereof to the Company (hereinafter: the "**Notice of Exercising the Call Option** ").

3.4 Where the Notice of Exercising the Call Option has been given, the parties shall meet within 30 days of the Notice of Exercising the Call Option (hereinafter: the "**Date of Closing**") for purposes of concluding the sale transaction and on this date, the Company shall sell the Remaining Shares to Ilan Ofir and the parties shall carry out all the following acts:

3.4.1 Ilan Ofir shall pay the Company the Consideration for Exercising the Call Option, in full, by bank cheque or wire, to the bank account instructed by the Company;

3.4.2 The parties shall sign a share transfer deed in respect of the Remaining Shares, in the format as required under the Subsidiary's articles of association.

3.5 Notwithstanding the foregoing, insofar as Ilan Ofir fails to pay the Consideration on the date of exercise, the Company shall be entitled, but not obliged, to execute a transfer of the shares to Ilan Ofir, by means of the parties signing a share transfer deed, and in such event, Ilan Ofir shall be the owner of the Remaining Shares commencing from the date

of exercise, without derogating from the Company's right under any law and/or agreement to adopt all means towards collecting the Consideration amount for the Call Option.

The Trustee shall release to the Company the share transfer deed which is to be deposited with it in accordance with section 2.5 above, in any case in which notice is received from the Company, according to which it has exercised the Call Option and the Consideration for Exercising the Call Option has not been paid to the Company, in full, in accordance with the provisions hereof.

The parties waive, by the signing of this Agreement, all arguments and/or claims against the Trustee in respect of holding the share transfer deed and/or the releasing thereof to the Company, as aforesaid.

4. **Warranties and obligations of the Company**

The Company hereby warrants and undertakes towards Ilan Ofir as follows:

4.1 The Company is the registered owner of the Remaining Shares.

4.2 The Remaining Shares are free of any encumbrance, lien, claim and/or other third party right whatsoever (hereinafter: **"Free and Clear"**).

5. **Warranties and Obligations of Ilan Ofir**

Ilan Ofir hereby warrants towards the Company, as follows:

5.1 That he is an officer of the Subsidiary and he therefore is fully conversant with the Subsidiary's activity and business, including its economic, legal and financial situation and that in the event of any of the options described above being exercised, Ilan Ofir shall acquire the Remaining Shares in their present condition ("As Is"). Ilan Ofir hereby waives any argument and/or claim against the Company in connection with the Remaining Shares, including in connection with the consideration that was paid in respect thereof and in connection with the Subsidiary.

5.2 That he has the financial means necessary for purposes of fulfilling his obligations hereunder.

5.3 On completing the sale of the Remaining Shares, in accordance with the provisions of section 2.4 and 3.4 above, Ilan Ofir undertakes to procure the filing by the Company of all reports which are required by operation of law in connection with transferring of the Remaining Shares, including in accordance with the American securities laws and in accordance with the directives and rules of the relevant stock exchange.

6. **Right of refusal**

Notwithstanding the foregoing, the Company may at any time sell the

Remaining Shares to any third party, including on the stock exchange, provided it furnishes prior notice thereof to Ilan Ofir, 4 days in advance (prior to executing the sale), detailing the consideration amount for which the Company intends selling the Remaining Shares (hereinafter: the "**Notice of Right of Refusal**"). Where the Company has received a notice of exercise from Ilan Ofir, within 4 days of the date of the Notice of Right of Refusal, attached to which are a share transfer deed signed by Ilan Ofir, as transferee, together with payment of the consideration amount specified in the Notice of Right of Refusal, by means of a bank cheque to the Company's order (hereinafter: the "**Exercise Notice**"), the Company shall be obliged to transfer the Remaining Shares to Ilan Ofir. Where no Exercise Notice has been received within the said timeframe, the Company shall be entitled to sell the Remaining Shares in accordance with the Notice of Right of Refusal, however in the event of the sale being conducted on the stock exchange – at whatever price.

7. <u>**Miscellaneous**</u>

7.1 In the event of one of the options hereunder being exercised (the Put Option or the Call Option), the remaining option shall expire and shall no longer be applicable.

7.2 Where the consideration for exercising each of the options has not been paid by the date stipulated in this Agreement in this regard, payment of the consideration shall bear penalty interest at the rate of 0.1% for each day of delay, until payment of the full consideration amount (hereinafter: the "**Penalty Interest**"). Nothing in the foregoing shall serve to derogate from any recourse which is available to the Company against Ilan Ofir, by operation of law, in respect of a breach of this Agreement.

7.3 Each party shall bear its expenses and lawyers' fees in connection with its execution of this Agreement.

7.4 Any modification of this Agreement requires a document in writing that is signed by the authorized representatives of both parties.

7.5 This Agreement exhausts what has been agreed by the parties in respect of all the matters discussed herein and there shall be no relevance to any negotiations, declaration, representation, undertaking and/or consent which were made and/or exchanged, if at all, whether in writing or orally, whether explicitly or by allusion, prior to the signing of this Agreement.

7.6 A party to this Agreement may not assign its rights and/or obligations hereunder to third parties, without the consent of the other party.

7.7 No waiver, extension or modification of this Agreement, including its Appendices, shall be valid, unless made in writing and signed by all the signatories to this Agreement. No delay in the exercising of rights by either party to this Agreement shall be regarded as a waiver, whether explicitly or implicitly.

7.8 The addresses of the parties for purposes of this Agreement are as stated in the preamble hereto and any notice sent by one party to the other, by registered mail, shall be deemed to have been received three business days after having been sent and any notice sent by fax shall be to have been received on the date of its transmission, if sent by 14:00 hours and on the first business day following its transmission, if sent later. Notice given by personal delivery shall be deemed to have been received on the date of its delivery.

In witness whereof the parties have set their hand for signature:

______________________	______________________
Direct Capital Investment Ltd.	**Ilan Ofir**
By means of: ______________	